Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wireless Facilities, Inc.:

We consent to incorporation by reference in registration statements No. 333-53014, No. 333-71618, No. 333-74108, and No. 333-112956 on Form S-3; No. 333-112957 on Form S-4; and No. 333-90455, No. 333-54818, No. 333-71702, and No. 333-91852 on Form S-8 of Wireless Facilities, Inc. of our report dated March 24, 2005, except as to Note 3(c), which is as of March 30, 2006 with respect to the consolidated balance sheet of Wireless Facilities, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003 and the related financial statement schedule, which report appears in the December 31, 2005 Annual Report on Form 10-K of Wireless Facilities, Inc.

/s/ KPMG LLP
San Diego, California

March 30, 2006